Alpine 4 Holdings (ALPP) Regains Compliance with Nasdaq Minimum Bid Price Requirement

PHOENIX, AZ / ACCESSWIRE / June 1, 2023 / Alpine 4 Holdings, Inc. (Nasdaq:ALPP), a leading operator and owner of small market businesses, today announced that it received a notification letter (the "Notice") from the Listing Qualifications Department of The Nasdaq Stock Market LLC ("Nasdaq") on May 31, 2023. The letter notified Alpine 4 that it regained compliance by meeting the Nasdaq Capital Market's Listing Rule 5550(a)(2) for the minimum bid price requirement.

The Notice stated that "On June 2, 2022, Staff notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The Nasdaq Stock Market. Since then, Staff has determined that for the last 11 consecutive business days, from May 15, 2023, to May 30, 2023, the closing bid price of the Company's common stock has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2), and this matter is now closed."

Contact:

Investor Relations

investorrelations@alpine4.com

www.alpine4.com

SOURCE: Alpine 4 Holdings, Inc.